Exhibit 15

July 28, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated July 25, 2014 and April 25, 2014 on our review of interim financial information of United Technologies Corporation (the “Corporation”) for the three-month and six-month periods ended June 30, 2014 and 2013 and the three-month periods ended March 31, 2014 and 2013, respectively, and included in the Corporation’s quarterly reports on Form 10-Q for the quarters ended June 30, 2014 and March 31, 2014, respectively, are incorporated by reference in its Registration Statement on Form S-8 dated July 28, 2014.

Very truly yours,

/s/ PricewaterhouseCoopers LLP